Exhibit 4.25

SHARE PLEDGE AGREEMENT

THIS SHARE PLEDGE AGREEMENT (together with all amendments, modifications, supplements, restatements or replacements thereof from time to time, this “Pledge Agreement”), dated as of August 1, 2002, made by 1328158 Ontario Inc., a corporation existing under the laws of Ontario (the “Pledgor”), in favour of CONGRESS FINANCIAL CORPORATION (CANADA) an Ontario corporation, as Collateral Agent (together with its successors and assigns, the “Collateral Agent”) on behalf of the Lender (as defined below) under the Loan Agreement (as defined below).

WITNESSETH:

WHEREAS Lender has entered into certain financing arrangements pursuant to the Loan Agreement (as defined below) with Borrower pursuant to which Lender has made, and may make, loans and provide other financial accommodations to Borrower;

AND WHEREAS Pledgor has guaranteed the obligations of Borrower to Lender under the Loan Agreement, pursuant to a Guarantee (as defined below) executed by Pledgor and delivered to Collateral Agent, as security for the obligations of Borrower to Lender under the Loan Agreement;

AND WHEREAS pursuant to the terms of the Loan Agreement, Borrower has agreed not to, and not to permit any Obligor to, form or acquire any subsidiaries or to sell any of its assets to any other Person, without the prior written consent of Lender;

AND WHEREAS Pledgor is an Obligor, and Pledgor intends to create a new subsidiary under the laws of Hong Kong and to transfer the assets of Mad Catz (Asia) Limited to such new subsidiary (the “Transaction”), subject to the consent of Lender;

AND WHEREAS Lender has agreed to consent to the Transaction provided that Pledgor executes and delivers the Guarantee, in form satisfactory to Lender, and this Pledge Agreement to secure the Obligations of Pledgor to Lender under the Guarantee;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree, as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1  Certain Terms.    The following terms (whether or not underscored) when used in this Pledge Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Borrower” shall mean Mad Catz, Inc., a Delaware corporation, and its successors and assigns.

“Business Day” shall mean a day (other than a Saturday, Sunday or statutory holiday in Ontario, Illinois or New York) on which Collateral Agent’s Toronto office and banks in Chicago and New York City are open for business in the normal course.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“Collateral” is defined in Section 2.1.

“Discharge Event” means the indefeasible payment in full of all Obligations.

“Distributions” means all stock dividends, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, amalgamations, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Shares or other shares of capital stock constituting Collateral, but shall not include Dividends.

“Dividends” means cash dividends and cash distributions with respect to any Pledged Shares made in the ordinary course of business and not a liquidating dividend.

“Event of Default” shall mean the occurrence or existence of any Event of Default under the Loan Agreement.

“Financing Agreements” shall mean, collectively, the Loan Agreement, this Pledge Agreement, the Guarantee and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower, Pledgor or any other Person in connection with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplements, extended, renewed, restated or replaced.

“Guarantee” shall mean the guarantee dated as of the date hereof, pursuant to which Pledgor guaranteed in favour of Lender all of the debts, liabilities and obligations of Borrower.

“Lender” shall mean Congress Financial Corporation (Central), an Illinois corporation, and its successors and assigns.

“Loan Agreement” shall mean the First Amended and Restated Loan Agreement dated September 5, 2001, between Lender, as lender and as US Collateral Agent (as defined therein), and Borrower, together with all amendments, supplements, restatements and replacements thereof from time to time.

“Obligations” shall mean any and all obligations, liabilities and indebtedness of every kind, nature and description owing by Pledgor to Collateral Agent, Lender and/or any of their respective affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under the Loan Agreement, this Pledge Agreement, any guarantee (including the Guarantee) or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any proceeding with respect to Pledgor under the BIA, the CCAA or any similar statute in any jurisdiction (including, the payment of interest and other amounts which would accrue and become due but for the commencement of such proceeding, whether or not such amounts are allowed or allowable in whole or in part in such proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Collateral Agent and/or Lender.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, limited partnership, corporation, limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Pledge Agreement” is defined in the preamble.

“Pledged Share Issuer” means each Person identified in Attachment 1 hereto as the issuer of the Pledged Shares identified opposite the name of such Person, and each other Person whose capital stock is pledged or is required to be pledged from time to time by the Pledgor to the Collateral Agent as Collateral hereunder.

“Pledged Shares” means all of the shares in the capital stock of each Pledged Share Issuer which are now owned or are hereafter acquired by the Pledgor including, without limitation, the shares described in Attachment 1 hereto and shall include for greater certainty, all other capital stock of any other Person acquired by the Pledgor from time to time.

“Pledgor” is defined in the preamble.

“PPSA” means the Personal Property Security Act as in effect in the Province of Ontario.

“Subsidiary” means, with respect to any Person, any corporation of which not less than 50% of the outstanding shares of any class caring voting rights exercisable for the time being are beneficially owned for the time being, directly or indirectly, by or for such Person, and includes any corporation in a similar relationship with a Subsidiary.

SECTION 1.2  Loan Agreement Definitions:    Unless otherwise defined herein or the context otherwise requires, terms used in this Pledge Agreement, including its preamble and recitals, have the meanings provided in the Loan Agreement.

SECTION 1.3  PPSA Definitions.    Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the PPSA are used in this Pledge Agreement, including its preamble and recitals, with such meanings.

ARTICLE 2

PLEDGE

SECTION 2.1  Grant of Security Interest.    The Pledgor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Collateral Agent for its benefit and the benefit of the Lender and hereby grants to the Collateral Agent for its benefit and the benefit of the Lender a continuing security interest in, all of the following property (collectively, the “Collateral”):

(a)	all issued and outstanding shares of capital stock of each Pledged Share Issuer identified in Attachment 1 hereto;

(b)	all other Pledged Shares issued from time to time;

(c)	all Dividends, Distributions, interest, and other payments and rights with respect to any Pledged Shares; and

(d)	all proceeds of any of the foregoing.

SECTION 2.2  Security for Obligations.    This Pledge Agreement and the Collateral granted herewith secures the payment and performance in full of all Obligations.

SECTION 2.3  Delivery of Collateral.    All certificates representing or evidencing any Collateral, including all Pledged Shares, shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank. All Pledged Shares may, at the option of the Collateral Agent, be registered in the name of the Collateral Agent or its nominee.

SECTION 2.4  Dividends on Pledged Shares.    In the event that any Dividend is to be paid on any Pledged Share at a time when such Dividend is permitted by the Loan Agreement and no Event of Default exists, such Dividend or payment may be paid directly to the Pledgor free and clear of the liens created by this Pledge Agreement. If any such Event of Default has occurred and is continuing, then any such Dividend or payment shall be paid directly to the Collateral Agent.

SECTION 2.5  Continuing Security Interest.    This Pledge Agreement shall create a continuing security interest in the Collateral and shall

(a)	remain in full force and effect until the occurrence of a Discharge Event,

(b)	be binding upon the Pledgor and its successors and assigns, and

(c)	enure, together with the rights and remedies of the Collateral Agent and the Lender hereunder, to the benefit of the Collateral Agent and the Lender, and their respective successors and assigns.

Without limiting the foregoing clause (c), the Collateral Agent and the Lender may assign or otherwise transfer (in whole or in part) their rights hereunder to any other Person or entity subject to the terms and conditions of assignabilty as may be contained in the Loan Agreement, and such other Person or entity shall thereupon become vested with all the rights and benefits in respect thereof granted to each party. Upon the occurrence of a Discharge Event, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Collateral Agent will, at the Pledgor’s sole expense, deliver to the Pledgor, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all Pledged Shares, together with all other Collateral held by the Collateral Agent hereunder, and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

ARTICEL 3

REPRESENTATIONS AND WARRANTIES

SECTION 3.1  Warranties, etc.    The Pledgor represents and warrants to the Collateral Agent and the Lender, as at the date of each pledge and delivery hereunder (including each pledge and delivery of Pledged Shares after the date hereof) by the Pledgor to the Collateral Agent of any Collateral, as set forth in this Article.

SECTION 3.2  Ownership, No Liens, etc.    The Pledgor is the legal and beneficial owner of, and has good title to (and has full right and authority to pledge and assign) such Collateral, free and clear of all liens, security interests, options, or other charges or encumbrances, except any lien or security interest granted pursuant hereto or otherwise granted in favour of the Collateral Agent or permitted by the Loan Agreement.

SECTION 3.3  As to Pledged Shares.    All Pledged Shares are duly authorized and validly issued, fully paid, and non-assessable, and constitute such percentage of all of the issued and outstanding shares of each such class of capital stock of each Pledged Share Issuer as set forth on Attachment 1 attached hereto. There is no agreement, option or right pursuant to which the Pledgor may be required to sell or otherwise dispose of any of the Pledged Shares. The Pledged Shares identified on Attachment 1 attached hereto represent all of the capital stock of every Person owned by Pledgor.

SECTION 3.4  Authorization, Approval, etc.    No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other Person is required either

(a) for the pledge by the Pledgor of any Collateral pursuant to this Pledge Agreement or for the execution, delivery, and performance of this Pledge Agreement by the Pledgor (other than the authorization of the board of directors of each Pledged Share Issuer, which has been obtained), or

(b) for the exercise by the Collateral Agent of the voting or other rights provided for in this Pledge Agreement, or the remedies in respect of the Collateral pursuant to this Pledge Agreement except as may be required in connection with a disposition of the Collateral pledged hereunder by laws affecting the offering and sale of securities generally.

SECTION 3.5  Compliance with Laws.    The Pledgor is in material compliance with the requirements of all applicable laws, rules, regulations and orders of every governmental authority, the non-compliance with which could reasonably be expected to materially adversely affect the business, properties, assets, operations or condition (financial or otherwise) of the Pledgor and its Subsidiaries taken as a whole or the value of the Collateral or the worth of the Collateral as collateral security.

SECTION 3.6  Chief Executive Office.    The places of business and chief executive office of the Pledgor and the offices where the Pledgor keeps its records concerning the Collateral are as set out in Attachment 2 hereof, and upon at least 20 days’ prior written notice to the Collateral Agent, at such other addresses so notified in writing to the Collateral Agent.

ARTICLE 1

COVENANTS

SECTION 4.1  Protect Collateral; Further Assurances, etc.    The Pledgor will not sell, assign, transfer, pledge, or encumber in any other manner the Collateral. The Pledgor will warrant and defend the right and security interest herein granted unto the Collateral Agent and the Lender in and to the Collateral (and all right, title, and interest represented by the Collateral) against the claims and demands of all Persons whomsoever. The Pledgor agrees that it will, from time to time and upon acquisition of the capital stock of any Person, forthwith deliver to the Collateral Agent such capital stock and such capital stock shall, upon its acquisition, constitute Pledged Shares and shall form part of the Collateral. The Pledgor agrees that at any time, and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and take all further action reasonably requested by the Collateral Agent that may be necessary in the opinion of the Collateral Agent in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

SECTION 4.2  Stock Powers, etc.    The Pledgor agrees that all Pledged Shares (and all other shares of capital stock constituting Collateral) delivered by the Pledgor pursuant to this Pledge Agreement will be accompanied by duly executed blank stock powers, or other equivalent instruments of transfer acceptable to the Collateral Agent. The Pledgor will, from time to time upon the request of the Collateral Agent, promptly deliver to the Collateral Agent such stock powers, instruments, and similar documents, satisfactory in form and substance to the Collateral Agent, with respect to the Collateral as the Collateral Agent may reasonably request and will, from time to time upon the request of the Collateral Agent after the occurrence of any Event of Default which is continuing, promptly transfer any Pledged Shares or other shares of common stock constituting Collateral into the name of any nominee designated by the Collateral Agent.

SECTION 4.3  Continuous Pledge.    Subject to Section 2.4 and Section 2.5, the Pledgor will, at all times, keep pledged to the Collateral Agent pursuant hereto, and shall deliver forthwith to the Collateral Agent, all Pledged Shares and all other shares of capital stock constituting Collateral, all Dividends and Distributions with respect thereto, and all other Collateral and other securities, proceeds, and rights from time to time received by or distributable to the Pledgor in respect of any Collateral and will not permit any Pledged Share Issuer to issue any capital stock which shall not have been immediately duly pledged hereunder on a perfected basis.

SECTION 4.4  Voting Rights; Dividends, etc.    The Pledgor agrees:

(a)
while any Event of Default is continuing, promptly upon receipt thereof by the Pledgor and without any request therefor by the Collateral Agent, to deliver (properly endorsed where required hereby or requested by the Collateral Agent) to the Collateral Agent all Dividends, Distributions, and all proceeds of the Collateral, all of which shall be held by the Collateral Agent as additional Collateral for use in accordance with Section 6.3; and

(b)	while any Event of Default is continuing and the Collateral Agent has notified the Pledgor of the Collateral Agent’s intention to exercise its voting power under this Section 4.4(b)

(i)
the Collateral Agent may exercise (to the exclusion of the Pledgor) the voting power and all other incidental rights of ownership with respect to any Pledged Shares or other shares of capital stock constituting Collateral and the Pledgor hereby grants the Collateral Agent an irrevocable proxy, exercisable under such circumstances, to vote the Pledged Shares and such other Collateral; and

(ii)
promptly to deliver to the Collateral Agent such additional proxies and other documents reasonably requested by the Collateral Agent that may be necessary, in the reasonable opinion of the Collateral Agent, to allow the Collateral Agent to exercise such voting power.

All Dividends, Distributions and proceeds which may at any time and from time to time be held by the Pledgor but which the Pledgor is then obligated to deliver to the Collateral Agent, shall, until delivery to the Collateral Agent, be held by the Pledgor separate and apart from its other property in trust for the Collateral Agent. The Collateral Agent and the Lender agree that unless an Event of Default shall have occurred and the Collateral Agent shall have given the notice referred to in Section 4.4(b), the Pledgor shall have the exclusive voting power with respect to any shares of capital stock (including any of the Pledged Shares) constituting Collateral; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken by the Pledgor that would impair any Collateral or be inconsistent with or violate any provision of this Pledge Agreement or the Loan Agreement.

ARTICLE 5

THE COLLATERAL AGENT

SECTION 5.1  Collateral Agent and the Lender Appointed Attorneys-in-Fact.    The Pledgor hereby irrevocably appoints each of the Collateral Agent and the Lender the Pledgor’s attorney-in-fact with effect following the occurrence and during the continuance of an Event of Default, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in their respective discretion, to take any action and to execute any instrument which any of the Collateral Agent or the Lender may reasonably deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including without limitation:

(a)	to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b)	to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; and

(c)
to file any claims or take any action or institute any proceedings which the Collateral Agent or the Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent and the Lender with respect to any of the Collateral.

The Pledgor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is (until termination of the security interest granted hereunder upon the payment and satisfaction in full of all Obligations) irrevocable and coupled with an interest.

SECTION 5.2  Collateral Agent or any Lender May Perform.    If the Pledgor fails to perform any agreement contained herein, Collateral Agent or either Lender may itself perform, or cause performance of, such agreement, and the expenses of Collateral Agent and the Lender incurred in connection therewith shall be payable by the Pledgor pursuant to Section 6.4.

SECTION 5.3  Collateral Agent Has No Duty.    The powers conferred on the Collateral Agent and the Lender hereunder are solely to protect their interest in the Collateral and shall not impose any duty on them to exercise any such powers. Except for reasonable care of any Collateral in their possession and the accounting for moneys actually received by it hereunder, the Collateral Agent and the Lender shall have no duty as to any Collateral or responsibility for

(a)
ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any pledged Collateral, whether or not the Collateral Agent or the Lender has or is deemed to have knowledge of such matters, or

(b)	taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

ARTICLE 6

REMEDIES

SECTION 6.1  Certain Remedies.    If any Event of Default shall have occurred and is continuing:

(a)
The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the PPSA (whether or not the PPSA applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s or the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent or the Lender may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification subject to any prohibitions pursuant to applicable law (including the PPSA). The Collateral Agent and the Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice subject to any prohibitions pursuant to applicable law (including the PPSA), be made at the time and place to which it was so adjourned.

(b)	The Collateral Agent may

(i)
transfer all or any part of the Collateral into the name of the Collateral Agent or the Lender or their nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder,

(ii)	notify the parties obligated on any of the Collateral to make payment to the Collateral Agent of any amount due or to become due thereunder,

(iii)
enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

(iv)	endorse any checks, drafts, or other writings in the Pledgor’s name to allow collection of the Collateral,

(v)	take control of any proceeds of the Collateral, and

(vi)	execute (in the name, place and stead of the Pledgor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

SECTION 6.2  Compliance with Restrictions.    The Pledgor agrees that in any sale of any of the Collateral pursuant to Section 6.1, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent or the Lender be liable nor accountable to the Pledgor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

SECTION 6.3  Application of Proceeds.    All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as additional collateral security for, or then or at any time thereafter be applied in whole or in part by the Collateral Agent against, all or any part of the Obligations in such order as the Collateral Agent shall elect. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment and satisfaction in full of all the Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

SECTION 6.4  Indemnity and Expenses.    The Pledgor hereby indemnifies and holds harmless Collateral Agent and the Lender from and against any and all claims, losses, and liabilities arising out of or resulting from this Pledge Agreement (including enforcement of this Pledge Agreement), except claims, losses, or liabilities resulting from the Collateral Agent’s or the Lender’s gross negligence or wilful misconduct. Upon demand, the Pledgor will pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and disbursements of its counsel and Lender’s counsel and which may be incurred in connection with:

(a)	the administration of this Pledge Agreement;

(b)	the custody, preservation, use, or operation of, or the sale of, collection from, or other realization upon, any of the Collateral;

(c)	the exercise or enforcement of any of the rights of the Collateral Agent and/or the Lender hereunder;

(d)	the failure by the Pledgor to perform or observe any of the provisions hereof; or

(e)	the advancing of any funds pursuant to Section 7.1 hereof.

ARTICLE 7

MISCELLANEOUS PROVISIONS

SECTION 7.1  Protection of Collateral.    The Collateral Agent and/or the Lender may from time to time, at their option, perform any act which the Pledgor agrees hereunder to perform and which the Pledgor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence of an Event of Default) and the Collateral Agent and/or the Lender may from time to time take any other action which it or they reasonably deem necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

SECTION 7.2  Notices.    All notices, requests and demands hereunder shall be in writing and

(a)
made to Collateral Agent at 141 Adelaide Street West, Suite 1500, Toronto, Ontario, M5H 3L9 and to Pledgor at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision; and

(b)
deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by registered mail, return receipt requested, five (5) days after mailing.

SECTION 7.3  Governing Law, Entire Agreement, etc. Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)
The validity, interpretation and enforcement of this Pledge Agreement and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b)
Pledgor irrevocably consents and submits to the non-exclusive jurisdiction of the Superior Court of Justice (of Ontario) and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Pledge Agreement or any of the other Financing Agreements or in any way connected or related or incidental to the dealings of Pledgor and Collateral Agent in respect of this Pledge Agreement or the transactions related hereto, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any such matters shall be heard only in the courts described above (except that Collateral Agent shall have the right to bring any action or proceeding against Pledgor or its property in the courts of any other jurisdiction which Collateral Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Pledgor or its property).

(c)	To the extent permitted by law, Pledgor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the Canadian mails, or, at Collateral Agent’s option, by service upon Pledgor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Pledgor shall appear in answer to such process, failing which Pledgor shall be deemed in default and judgment may be entered by Collateral Agent against Pledgor for the amount of the claim and other relief requested.

(d)
PLEDGOR AND COLLATERAL AGENT HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS PLEDGE AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF PLEDGOR AND COLLATERAL AGENT IN RESPECT OF THIS PLEDGE AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. PLEDGOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT PLEDGOR OR COLLATERAL AGENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS PLEDGE AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF PLEDGOR AND COLLATERAL AGENT TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)
Collateral Agent and the Lender shall not have any liability to Pledgor (whether in tort, contract, equity or otherwise) for losses suffered by Pledgor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Pledge Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Collateral Agent or the Lender that the losses were the result of acts or omissions of Collateral Agent or such Lender constituting gross negligence or willful misconduct. In any such litigation, the Collateral Agent or the Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Pledge Agreement and the other Financing Agreements.

(f)
Pledgor hereby expressly waives all rights of notice and hearing of any kind prior to the exercise of rights by Collateral Agent or the Lender from and after the occurrence of an Event of Default to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral or other security for the Obligations. Pledgor waives the posting of any bond otherwise required of Collateral Agent or the Lender in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favour of Collateral Agent or the Lender or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, the Loan Agreement or any other Financing Agreement.

SECTION 7.4    Waiver of Notices.  Pledgor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonour with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Pledge Agreement, except such as are expressly provided for herein. No notice to or demand on Pledgor which Collateral Agent may elect to give shall entitle Pledgor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 7.5    Amendments and Waivers.  Neither this Pledge Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Collateral Agent, and as to amendments and modifications, as also signed by an authorized officer of Pledgor. Collateral Agent shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Collateral Agent. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Collateral Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Collateral Agent would otherwise have on any future occasion, whether similar in kind or otherwise.

SECTION 7.6    Waiver of Counterclaims.  Pledgor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Pledge Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

SECTION 7.7    Indemnification.  Pledgor shall indemnify and hold Collateral Agent, the Lender and their respective directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Pledge Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Pledgor shall pay the maximum portion which it is permitted to pay under applicable law to Collateral Agent or any Lender in satisfaction of indemnified matters under this Section. To the extent that the rights of indemnity pursuant hereto are in favour of any Person that is not a party hereto, such rights shall be held in trust for and on behalf of such Person by the Collateral Agent. The foregoing indemnity shall survive the payment of the Obligations, the termination of this Pledge Agreement and the termination or non-renewal of the Loan Agreement. All of the foregoing costs and expenses shall be part of the Obligations and secured by the Collateral.

SECTION 7.8    Judgment Currency.  To the extent permitted by applicable law, the obligations of Pledgor in respect of any amount due under this Pledge Agreement and other Financing Agreements to which Pledgor is a party shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that the Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which the Lender receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Pledgor shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of Pledgor not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, shall continue in full force and effect.

SECTION 7.9  Partial Invalidity.    If any provision of this Pledge Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Pledge Agreement as a whole, but this Pledge Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

SECTION 7.10  Successors.    This Pledge Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon Pledgor and its successors and assigns and inure to the benefit of and be enforceable by Collateral Agent and its successors and assigns, except that Pledgor may not assign its rights under this Pledge Agreement, the other Financing Agreements and any other document referred to herein or therein to which it is a party without the prior written consent of Collateral Agent.

SECTION 7.11  Entire Agreement.    This Pledge Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

SECTION 7.12  Attachment.    The security interest created hereby is intended to attach when this Pledge Agreement is executed by Pledgor and delivered to Collateral Agent.

SECTION 7.13  Headings.    The division of this agreement into Sections and the insertion of headings are for convenience only and shall not affect the construction or interpretation of this Pledge Agreement.

SECTION 7.14  Acknowledgement.    Pledgor acknowledges receipt of a copy of this Pledge Agreement.

SECTION 7.15  Facsimile.    This Pledge Agreement may be executed and delivered by facsimile transmission and Lender and Collateral Agent may rely on all such facsimile signatures as though such facsimile signatures were original signatures.

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

1328158 ONTARIO INC.

Per:	/s/ MORRIS PERLIS
Name: Morris Perlis Title: Chief Financial Address: 141 Adelaide Street West Toronto, Ontario M5H 3L4 Facsimile No.: (416) 368-7779 Attention: President

ATTACHMENT 1 to
Pledge Agreement

Item A.    Pledged Shares

Pledged Share Issuer	Common Shares
	No. of Shares Outstanding	No. of Shares Pledged	% of Outstanding Shares Pledged
MAD CATZ INTERACTIVE ASIA LTD.	•	•	99

ATTACHMENT 2 to
Pledge Agreement

Chief Executive Office, etc.

141 Adelaide Street West
Toronto, Ontario
M5H 3L4